Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use within this Registration Statement on Form S-11 of Trade Street Residential, Inc. of our report dated January 23, 2013 relating to the statement of revenues and certain expenses of Westmont Commons for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Mallah Furman

Miami, Florida

November 12, 2013